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                                                                    EXHIBIT 3.65


                            ARTICLES OF INCORPORATION
                                       OF
                          SALEM MEDIA OF KENTUCKY, INC.

FIRST:  The name of the corporation is SALEM MEDIA OF KENTUCKY, INC.

SECOND: The Corporation shall be authorized to issue one class of stock designated "Common Stock." The total number of shares which the Corporation shall have authority to issue is 1,000, each having $0.01 par value.

THIRD: The address of the registered office of the Corporation in the State of Kentucky is 400 WEST MARKET STREET, SUITE 1800, LOUISVILLE, KENTUCKY, 40202 and the name of its registered agent at that address is NATIONAL REGISTERED AGENT, INC.

FOURTH: The address of the principle office of the Corporation is located in the State of California at 4880 Santa Rosa Road, Suite 300, Camarillo, California, 93012.

FIFTH:  The name and mailing address of the incorporator of the Corporation is:

             Jonathan L. Block, Esq.
             Salem Communications Corporation
             4880 Santa Rosa Road
             Suite 300
             Camarillo, CA 93012

        THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Kentucky, and pursuant to Kentucky law, does make and file these Articles of Incorporation as of this 26th day of April, 1999.

                                         Name: /s/ JONATHAN L. BLOCK
                                               ---------------------------------
                                               Jonathan L. Block, Esq.
                                               Incorporator